                                                                     EXHIBIT 4.3

                       UNITED STATES FILTER CORPORATION

                                      AND

                             THE BANK OF NEW YORK

                                    Trustee

                   _________________________________________


                         FIRST SUPPLEMENTAL INDENTURE

                           Dated as of May 19, 1998

                          Supplementing the Indenture
                           Dated as of May 19, 1998

                   _________________________________________

                                 $900,000,000

    $500,000,000 6.375% Remarketable or Redeemable Securities ("ROARS/SM/")
                                   Due 2011
                        (Remarketing Date May 15, 2001)

    $400,000,000 6.50% Remarketable or Redeemable Securities ("ROARS/SM/")
                                    Due 2013
                        (Remarketing Date May 15, 2003)



/SM/ Service mark of NationsBanc Montgomery Securities LLC

          SUPPLEMENTAL INDENTURE, dated as of the 19th day of May, 1998, between United States Filter Corporation, a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

          WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of May 19, 1998 (the "Original Indenture" and, together with this First Supplemental Indenture, the "Indenture") providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series (in the Original Indenture and herein called the "Securities"); and

          WHEREAS, the Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture, has duly determined to make, execute and deliver to the Trustee this First Supplemental Indenture to the Original Indenture in order to establish the forms and terms of, and to provide for the creation and issue of two series of Securities designated as the 6.375% Remarketable or Redeemable Securities (the "6.375% ROARS/SM/")/1/ due May 15, 2011 (the "6.375% ROARS Maturity Date") and the 6.50% Remarketable or Redeemable Securities (the "6.50% ROARS") due May 15, 2013 (the "6.50% ROARS Maturity Date") under the Original Indenture in the aggregate principal amount of $900,000,000; and

          WHEREAS, all things necessary to make the 6.375% ROARS and the 6.50% ROARS, when executed by the Company and authenticated and delivered by the Trustee and issued upon the terms and subject to the conditions hereinafter and in the Indenture set forth, against payment therefor, the valid, binding and legal obligations of the Company and to make this First Supplemental Indenture a valid, binding and legal agreement of the Company, have been done;

          NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of two series of Securities designated as the "6.375% Remarketable or Redeemable Securities due May 15, 2011" and the "6.50% Remarketable or Redeemable Securities due May 15, 2013", and for, and in consideration of, the premises and of the covenants contained in the Original Indenture and in this First Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is covenanted and agreed as follows:

--------------
/1/"ROARS/SM/" is a Service mark owned by NationsBanc Montgomery Securities LLC

                                  ARTICLE ONE

                             DEFINITIONS AND OTHER
                       PROVISIONS OF GENERAL APPLICATION

          SECTION 101.  Definitions.  Each capitalized term that is used herein
                        -----------
and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless such term is otherwise defined herein.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Applicable Spread" has the meaning specified in Section 204.

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value (discounted at the interest rate implicit in such transaction in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Base Rate" has the meaning specified in Section 204.

  "Bid" has the meaning specified in Section 204.

  "Beneficial Owner" has the meaning specified in Section 204.

  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" has the meaning specified in Section 203.

  "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

  "Comparable Treasury Issues" has the meaning specified in Section 204.

  "Comparable Treasury Price" has the meaning specified in Section 204.

  "Consolidated Tangible Assets" means Total Assets less the sum of (a) the total book value of all assets of the Company and its Subsidiaries properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, customer lists, brand names, copyrights, patents and licenses, and rights with respect to the foregoing, and
(b) all amounts representing any write-up in the book value of any assets of the Company or its Subsidiaries resulting from a revaluation thereof subsequent to the date of the Company's then most recent audited financial statements.

  "Convertible Notes" means the 6% Convertible Subordinated Notes due 2005 of the Company and the 4 1/2% Convertible Subordinated Notes due 2001 of the Company.

  "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or of which such Person is a beneficiary.

  "Determination Date" has the meaning specified in Section 204.

  "Dollar Price" has the meaning specified in Section 204.

  "DTC" has the meaning specified in Section 204.

  "DTC Participant" shall mean any person that has an account with DTC through which a Beneficial Owner may acquire, directly or indirectly, an interest in the ROARS.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of another Person (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes such a Subsidiary; provided, further, however, that in the case of a discount security, neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness, but the entire face amount of such security shall be deemed Incurred upon the issuance of such security. The term "Incurrence" when used as a noun shall have a correlative meaning.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of
(A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Capital Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); and (iv) all obligations of the type referred to in clauses (i) and
(iii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

  "Interest Payment Date" has the meaning specified in Section 203.

  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in interest rates.

  "Interest Rate to Maturity" has the meaning specified in Section 203.

  "Issue Date" means the date on which the ROARS are originally issued.

  "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, however, that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Notification Date" has the meaning specified in Section 204.

  "Offering Circular" has the meaning specified in Section 205.

  "Permitted Liens" means any (i) Liens arising by reason of (x) operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers in existence for less than 120 days or for more than 120 days which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof or (y) any interest or title of a lessor under any lease; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were not incurred in contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with the Company or any such Subsidiary; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens were not incurred in contemplation of such acquisition; (v) Liens existing on the date of the Indenture; (vi) Liens to secure taxes, assessments and other government charges or claims for labor, material or supplies (x) in respect of obligations which are not overdue or (y) which are currently being contested in good faith by appropriate proceedings if the Company has set aside on its books adequate reserves with respect thereto, if required, and if no proceedings have been commenced to foreclose any such Lien; (vii) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations; (viii) Liens in respect of judgments or awards which have been in force for less than the applicable period for taking an appeal, so long as execution is not levied thereunder, or in respect of which the Company or one of its Subsidiaries, as the case may be, at the time in good faith is prosecuting an appeal or proceedings for review and in respect of which the Company and its Subsidiaries have maintained reserves in an amount satisfactory to the Company; (ix) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's Liens under leases to which the Company or any Subsidiary of the Company is a party, and other minor liens or encumbrances none of which in the opinion of the Company or such Subsidiary interferes materially with the use of the property affected in the ordinary conduct of the business of the Company or such Subsidiary and which defects do not individually or in the aggregate have a material adverse effect on the business of the Company and its Subsidiaries on a consolidated basis; (x) Liens securing Indebtedness in respect of performance bonds, bankers' acceptances, and surety or appeal bonds entered into by the Company or its Subsidiaries in the ordinary course of their business; (xi) Liens securing Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation; (xii) Liens securing Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of Incurrence; (xiii) Liens securing Indebtedness of the Company and its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in any case Incurred in connection with the disposition of any assets of the Company or any such Subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any such Subsidiary in connection with such disposition; and (xiv) Liens securing Indebtedness in an aggregate principal amount together with all Liens securing other Indebtedness of the Company and its Subsidiaries outstanding on the date of such Incurrence (other than Liens set forth in clauses (i) through (xiii) above), not exceeding 15% of Consolidated Tangible Assets.

  "Principal" of any Indebtedness (including a ROARS) means the principal of such Indebtedness plus the premium, if any, payable on such Indebtedness which is due or overdue or is to become due at the relevant time.

  "Reference Corporate Dealer" has the meaning specified in Section 204.

  "Reference Treasury Dealer" has the meaning specified in Section 204.

  "Reference Treasury Dealer Quotations" has the meaning specified in Section
204.

  "Regular Record Date" has the meaning specified in Section 203.

  "Remaining Scheduled Payments" has the meaning specified in Section 204.

  "Remarketing Agreement" means the agreement, dated as of May 19, 1998, which sets forth the rights and obligations of the Company and the Remarketing Dealer with respect to the remarketing of the ROARS.

  "Remarketing Dates" means May 15, 2001 for the 6.375% ROARS and May 15, 2003 for the 6.50% ROARS.

  "Remarketing Dealer" means NationsBanc Montgomery Securities LLC or its successors.

  "ROARS" has the meaning specified in Section 201.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or one of its Subsidiaries transfers such property to a Person and the Company or such Subsidiary leases it from such Person.

  "Stated Maturity" means, with respect to any instrument, the date specified in such instrument as the fixed date on which the final payment of principal of such instrument is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase, redemption or repayment of such instrument at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Stated Maturity Date" means either May 15, 2011 for the 6.375% ROARS or May 15, 2013 for the 6.50% ROARS.

  "Total Assets" means the total consolidated assets of the Company and its Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of the Company.

  "Treasury Rate" has the meaning specified in Section 204.

          SECTION 102.  Section References.  Each reference to a particular
                        ------------------
section set forth in this First Supplemental Indenture shall, unless the context otherwise requires, refer to this First Supplemental Indenture.

                                  ARTICLE TWO

                          TITLE AND TERMS OF THE ROARS

          SECTION 201.  Title of the ROARS.  Pursuant to Sections 301 and 901 of
                        ------------------
the Original Indenture, this First Supplemental Indenture hereby establishes two series of Securities designated as the "6.375% Remarketable or Redeemable Securities due May 15, 2011" and the "6.50% Remarketable or Redeemable Securities due May 15, 2013" of the Company (collectively, the "ROARS").

          SECTION 202.  Amount and Denominations; DTC.  The aggregate principal
                        -----------------------------
amount of ROARS that may be issued under this First Supplemental Indenture is limited to $500,000,000 for the 6.375% ROARS and $400,000,000 for the 6.50%
ROARS.

  The ROARS shall be issuable only in fully registered global book-entry form and shall initially be registered in the name of The Depositary Trust Company ("DTC") or its nominee which shall be the "U.S. Depository" and sole "Holder" thereof.

          SECTION 203.  Interest To Remarketing Date.  The 6.375% ROARS and the
                        ----------------------------
6.50% ROARS shall bear interest at 6.375% and 6.50% per annum, respectively, for the period from May 19, 1998 to the Remarketing Date applicable to such series of ROARS. If a series of ROARS is purchased by the Remarketing Dealer on the applicable Remarketing Date, on and after such Remarketing Date such series of ROARS shall bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below (the "Interest Rate to Maturity").

  The ROARS shall bear interest from May 19, 1998 payable semi-annually on May 15 and November 15 of each year (each an "Interest Payment Date"), commencing November 15, 1998, to the persons in whose name the ROARS are registered at the close of business on the preceding May 1 and November 1, respectively (whether or not a Business Day) (each a "Regular Record Date"); provided, however, that interest payable on the applicable Remarketing Date and on the applicable Stated Maturity Date shall be paid to the person to whom principal is payable. Interest payments shall be in the amount of interest accrued from and including the next preceding Interest Payment Date (or from and including May 19, 1998 if no interest has been paid or duly provided for with respect to the ROARS) to but excluding the relevant Interest Payment Date, Remarketing Date or Stated Maturity Date, as the case may be. "Business Day" means any day that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

          SECTION 204.  Remarketing and Determination of Interest Rate to
                        -------------------------------------------------
Maturity.  The Remarketing Dealer's obligations set forth herein shall be
--------
performed pursuant to the Remarketing Agreement.

     (a)  Mandatory Tender. If the Remarketing Dealer gives notice to the
          ----------------
Company and the Trustee no earlier than the tenth Business Day and no later than 4:00 p.m., New York City time, on the fifth Business Day prior to the Remarketing Date applicable to a series of ROARS, of its intention to purchase such series of ROARS for remarketing (the "Notification Date"), each of the ROARS in such series shall be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on such Remarketing Date, except in certain circumstances described in Section 205. The applicable ROARS Purchase Price shall be paid by the Remarketing Dealer and the Company shall pay accrued interest, if any, on such series of ROARS to such the Remarketing Date. If a series of ROARS is tendered for remarketing, the Remarketing Dealer shall sell the total aggregate principal amount of such series of ROARS on the applicable Remarketing Date for the applicable Dollar Price to the Reference Corporate Dealer providing the lowest Bid. If two or more Reference Corporate Dealers provide the lowest Bid, the Remarketing Dealer shall sell such series of ROARS to such of those Reference Corporate Dealers as it determines in its sole discretion. If the Remarketing Dealer elects to remarket a series of ROARS, the obligation of the Remarketing Dealer to purchase such series of ROARS on the applicable Remarketing Date is subject to the conditions set forth in the Remarketing Agreement. If for any reason the Remarketing Dealer does not purchase all of such series of ROARS on the applicable Remarketing Date, the Company shall be required to redeem such series of ROARS at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on such series of ROARS to such Remarketing Date.

     (b)  Remarketing.  The Interest Rate to Maturity shall be established by
          -----------
the Remarketing Dealer in accordance with the following procedures:

          (i)   Interest Rate to Maturity.  The Interest Rate to Maturity on a
                -------------------------
series of ROARS purchased by the Remarketing Dealer on the applicable Remarketing Date shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day immediately preceding such Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum, and shall be equal to the sum of 5.6825% per annum in the case of the 6.375% ROARS (the "6.375 % ROARS Base Rate") and 5.6825% per annum in the case of the 6.50% ROARS (the "6.50% ROARS Base Rate" and, together with the "6.375% ROARS Base Rate", each a "Base Rate") and the Applicable Spread, which shall be based on the Dollar Price of the applicable series of ROARS, except under certain circumstances, as set forth in Section 12 of the Remarketing Agreement.

  For this purpose, the following terms shall have the following meanings:

  "Applicable Spread" for a series of ROARS shall be the lowest Bid, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer at 3:30 p.m., New York City time, on the relevant Determination Date from the Bids quoted to the Remarketing Dealer by five Reference Corporate Dealers. A "Bid" shall be an irrevocable offer to purchase the total aggregate outstanding principal amount of the applicable series of ROARS at the relevant Dollar Price, but assuming (i) an issue date that is the Remarketing Date applicable to such series of ROARS, with settlement on such date without accrued interest, (ii) a maturity date that is the Stated Maturity Date applicable to such series of ROARS and (iii) a stated annual interest rate equal to the relevant Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers submit bids as set forth in this subsection (b) (i) of Section 204, then the Applicable Spread shall be the lowest such Bid obtained as set forth in this subsection (b) (i) of Section 204. The Interest Rate to Maturity for each series of ROARS announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the actual purchasers of such series of ROARS (the "Beneficial Owners") and Holders of such series of ROARS, the Company and the Trustee.

  "Comparable Treasury Issues" for a series of ROARS means the U.S. Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the series of ROARS being purchased by the Remarketing Dealer.

  "Comparable Treasury Price" for a series of ROARS means, with respect to the applicable Remarketing Date, (i) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) at 12:00 noon, New York City time, on the applicable Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500); or
(ii) if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, (a) the average of the Reference Treasury Dealer Quotations (as defined) for such Remarketing Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(b) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices described in clause
(i) above as may replace Dow Jones Markets. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the applicable Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the applicable Determination Date.

  "Dollar Price" means, with respect to each series of ROARS, the present value, as of the applicable Remarketing Date, of the Remaining Scheduled Payments for such series of ROARS discounted to the applicable Remarketing Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate.

  "Reference Corporate Dealer" means five leading dealers of publicly traded debt securities, including debt securities of the Company, which shall be selected by the Company. The Company shall advise the Remarketing Dealer of its selection of the Reference Corporate Dealers no later than five Business Days prior to the applicable Remarketing Date. One of such Reference Corporate Dealers selected by the Company shall be NationsBanc Montgomery Securities LLC if it then is the Remarketing Dealer.

  "Reference Treasury Dealer" means each of NationsBanc Montgomery Securities LLC; Donaldson, Lufkin & Jenrette Securities Corporation; Salomon Brothers Inc; Merrill Lynch, Pierce, Fenner & Smith Incorporated and another dealer to be selected by the Company and their respective successors; provided, that if any of the foregoing or their affiliates ceases to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

  "Remaining Scheduled Payments" means, with respect to a series of ROARS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the applicable Remarketing Date to and including the applicable Stated Maturity Date; provided that if the applicable Remarketing Date is not an Interest Payment Date with respect to such series of ROARS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate, shall be reduced by the amount of interest accrued thereon, calculated at such Base Rate only, to the applicable Remarketing Date.

  "Treasury Rate" for a series of ROARS means, with respect to the applicable Remarketing Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues, assuming a price for the Comparable Treasury Issues

(expressed as a percentage of their principal amounts) equal to the Comparable Treasury Price for such Remarketing Date.

         (ii)  Notification of Results; Settlement.  Provided the Remarketing
               -----------------------------------
Dealer has previously notified the Company and the Trustee on the relevant Notification Date of its intention to purchase a series of ROARS on the applicable Remarketing Date, the Remarketing Dealer shall notify the Company, the Trustee and the Depository by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the applicable Determination Date, of the Interest Rate to Maturity for such series of ROARS.

          SECTION 205.  Redemption of ROARS.  (a)  Mandatory Redemption.  The
                        -------------------        --------------------
Company shall be required to redeem a series of ROARS as a whole on the applicable Remarketing Date at a price equal to 100% of the aggregate principal amount of such series of ROARS plus all accrued and unpaid interest, if any, on such series of ROARS to the applicable Remarketing Date (the "ROARS Purchase Price") in the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the applicable Determination Date, or (ii) prior to such Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before such Determination Date, or (iii) at any time after the Remarketing Dealer elects on the applicable Notification Date to remarket such series of ROARS, the Remarketing Dealer elects to terminate the Remarketing Agreement in accordance with the terms thereof, or (iv) the Remarketing Dealer does not give notice to the Company and the Trustee on such Notification Date of its intention to purchase such series of ROARS for remarketing on such Remarketing Date, or
(v) the Remarketing Dealer for any reason does not deliver the applicable ROARS Purchase Price to the Trustee by 2:00 p.m., New York City time, on the Business Day immediately preceding such Remarketing Date or does not purchase all of such series of ROARS by 2:00 p.m., New York City time, on such Remarketing Date, or
(vi) the Company for any reason fails to redeem such series of ROARS following its election to effect such redemption as set forth in Section 205(b) below.

     (b) Optional Redemption.  If the Remarketing Dealer elects to remarket a
         --------------------
series of ROARS, the Company shall notify the Remarketing Dealer and the Trustee, not later than 4:00 p.m., New York City time, on the Business Day immediately preceding the applicable Determination Date, if the Company irrevocably elects to exercise its right to redeem such series of ROARS, in whole, on the applicable Remarketing Date. If the Company so elects to redeem a series of ROARS, the Company shall redeem such series of ROARS as a whole on the applicable Remarketing Date at a price equal to 100% of the aggregate principal amount of such series of ROARS plus all accrued and unpaid interest, if any, on such series of ROARS to such Remarketing Date.

          SECTION 206.  Form and Other Terms of the ROARS.  Attached hereto as
                        ---------------------------------
Exhibit A is a form of the ROARS, which form is hereby established as the form in which the ROARS shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Indenture and this First Supplemental Indenture. All of the terms and provisions set forth in Exhibit A are incorporated herein by reference.

          SECTION 207.  Culligan Repurchase Right.  If the merger of Palm Water
                        -------------------------
Acquisition Filter Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Subcorp"), into Culligan Water Technologies, Inc., a Delaware corporation ("Culligan"), has not been consummated on or before December 31, 1998 on terms substantially similar to those contained in the Agreement and Plan of Merger, dated as of February 9, 1998 (the "Culligan Merger Agreement"), by and among the Company, Subcorp and Culligan, except for such changes therein as would not materially adversely affect the Holders of the ROARS, (the "Culligan Event"), each Holder of ROARS shall have the right (the "Repurchase Right"), at such Holder's option, to require the Company to repurchase all of such Holder's ROARS, or any portion thereof, on the date (the "Repurchase Date") fixed by the Company that is not less than 45 days nor more than 60 days after the date of the Company Notice (as defined below) at a price equal to 100% of the principal amount of the ROARS validly tendered and not withdrawn, plus accrued and unpaid interest, if any, to the Repurchase Date (the "Repurchase Price").

  Within 30 days after the occurrence of the Culligan Event, the Company shall send, by first class mail, to the Trustee and to each Holder of the ROARS a notice (the "Company Notice") of the occurrence of the Culligan Event and the Repurchase Right arising as a result thereof, setting forth, among other things, the terms and conditions of, and the procedures required for the exercise of, the Repurchase Right (the "Repurchase Offer"). Such Company Notice shall contain all instructions and materials necessary to enable the Holders to tender ROARS pursuant to the Repurchase Offer. Such notice shall state:

          (1) that the Repurchase Offer is being made pursuant to this Section 207 and that all ROARS validly tendered and not withdrawn will be accepted for payment;

          (2) the Repurchase Price and the Repurchase Date;

          (3) that any ROARS not tendered will continue to accrue interest if interest is then accruing;

          (4) that, unless the Company defaults in making payment therefor, any ROARS accepted for payment pursuant to the Repurchase Offer shall cease to accrue interest after the Repurchase Date;

          (5) that Holders electing to have ROARS purchased pursuant to the Repurchase Offer will be required to deliver at or before the close of business on the Repurchase Date a written notice either to the Company or an agent designated by the Company for such purpose (the "Offer Agent") and the Trustee of the Holder's exercise of the Repurchase Right specifying the ROARS with respect to which such right is being exercised;

          (6) that Holders will be entitled to withdraw their election if the Offer Agent receives, not later than close of business on the Repurchase Date, a written notice setting forth the name of the Holder, the principal amount of the ROARS the Holder delivered for repurchase and a statement that such Holder is withdrawing its election to have such ROARS purchased;

          (7) that Holders whose ROARS are purchased only in part will be issued new ROARS in a principal amount equal to the unpurchased part or of the ROARS surrendered; provided, however, that each new ROARS issued shall be in a principal amount of $100,000 or integral multiples of $1,000 for amounts in excess thereof; and

          (8) the circumstances and relevant facts regarding such Culligan
     Event.

          On or before the Repurchase Date, the Company shall (i) accept for payment ROARS or portions thereof tendered pursuant to the Repurchase Offer,
(ii) deposit with the Offer Agent U.S. Dollars sufficient to pay the Repurchase Price of all ROARS or portions thereof so tendered and accepted and (iii) deliver to the Trustee ROARS so accepted together with an Officers' Certificate stating the ROARS or portions thereof being purchased by the Company. The Offer Agent shall promptly mail or deliver to the Holders of ROARS so accepted payment in an amount equal to the Repurchase Price and the Company shall execute and issue, and the Trustee shall promptly authenticate and mail or deliver to such Holders, new ROARS equal in principal amount to any unpurchased portion of the ROARS surrendered. Any ROARS not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Repurchase Offer as soon as practicable after the Repurchase Date.

          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of

ROARS pursuant to the Repurchase Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Culligan Repurchase Right" provisions of this Supplemental Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations relating to such Repurchase Offer by virtue thereof.


                                 ARTICLE THREE

                              ADDITIONAL COVENANTS

          With respect to the ROARS, the following shall be additional covenants:

          SECTION 301.  Limitation on Liens.   The Company shall, and shall
                        --------------------
cause each of its Subsidiaries to, promptly secure (on the basis set forth below) the Company's obligations under the ROARS in the event that the Company or such Subsidiary creates, incurs or suffers to exist a Lien of any nature whatsoever, other than a Permitted Lien, on any property of the Company or any Subsidiary of the Company (including Capital Stock of any such Subsidiary), whether owned at the Issue Date or thereafter acquired, which secures Indebtedness that ranks pari passu with or is subordinated to the ROARS. In the event such Lien secures Indebtedness that ranks pari passu with the ROARS, the ROARS shall be secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by such Lien. In the event such Lien secures Indebtedness that ranks subordinate to the ROARS, the ROARS shall be secured on a basis senior to the obligation so secured to the same extent as the ROARS rank senior in right of payment to such subordinated Indebtedness, until such time as such obligation is no longer secured by such Lien.

          SECTION 302.  Limitation on Affiliate Transactions.  (a) The Company
                        -------------------------------------
shall not, and shall not permit any Subsidiary of the Company to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof (i) are materially no less favorable to the Company or such Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (ii) if such Affiliate Transaction (or series of related Affiliate Transactions) involve aggregate payments in an amount in excess of $10,000,000 in any one year, (x) comply with the terms set forth in clause (i) and (y) have been approved by a majority of the disinterested members of the Board of Directors and (iii) if such Affiliate Transaction (or series of related Affiliate Transactions) involve aggregate payments in an amount in excess of $20,000,000 in any one year, (x) comply with the terms set forth in clause (ii) and (y) have been determined by a nationally recognized investment banking, accounting or qualified appraisal firm to be fair, from a financial standpoint, to the Company and its Subsidiaries.

     (b) The provisions of Section 302(a) shall not prohibit (i) any issuance of securities or any payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans and other stock-based employee compensation in the ordinary course of business and approved by the Board of Directors, (ii) the grant of stock options or similar rights to employees, officers and directors of the Company or any Subsidiary of the Company in the ordinary course of business and pursuant to plans approved by the Board of Directors, (iii) loans or advances to employees, officers or directors in the ordinary course of business of the Company and its Subsidiaries, (iv) fees, compensation or employee benefit arrangements paid to and indemnity provided for the benefit of directors, officers or employees of the Company or any Subsidiary of the Company in the ordinary course of business, (v) any Affiliate Transaction between the Company and a Subsidiary or Joint Venture of the Company, or between any such Subsidiaries or Joint Ventures (so long as the other stockholders of any such participating Subsidiaries or Joint Ventures which are not wholly owned Subsidiaries of the Company are not themselves Affiliates of the Company) and
(vi) any transactions effected pursuant to agreements in effect on the Issue Date; provided, that such transactions are effected pursuant to the terms of such agreements as in effect on the Issue Date.

          SECTION 303.  Maintenance of ROARS in Book-Entry Form.
                        ---------------------------------------
Notwithstanding any provision to the contrary set forth in the Indenture, the Company shall (i) use its best efforts to maintain the ROARS in book-entry form with DTC or any successor thereto and to appoint a successor Depository to the extent necessary to maintain the ROARS in book-entry form, and (ii) waive any discretionary right it otherwise has under the Indenture to cause the ROARS to be issued in certificated form.


                                  ARTICLE FOUR

                            MISCELLANEOUS PROVISIONS

          Neither the Company nor any of its Subsidiaries or Affiliates shall defease, purchase or otherwise acquire, or enter into any agreement to defease, purchase or otherwise acquire, any of the ROARS prior to the remarketing thereof by the Remarketing Dealer.

          The Trustee makes no undertakings or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this First Supplemental Indenture or the proper authorization or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which are made solely by the Company.

          Except as expressly amended hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof and the Indenture is in all respects hereby ratified and confirmed. This First Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

          This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

          This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                   UNITED STATES FILTER CORPORATION

                                   By: ________________________________
                                       Name:
                                       Title:

ATTEST:

By:  ________________________________

(Corporate Seal)


                                   THE BANK OF NEW YORK,
                                       As Trustee

                                   By: ________________________________
                                       Name:
                                       Title:


ATTEST:

By:  ________________________________

(Corporate Seal)

STATE OF _______________)

COUNTY OF ______________)


On the _____ day of ________, 1998, before me personally came _______________________, to me known, who, being by me duly sworn, did depose and say that he is _________________ of United States Filter Corporation, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and he signed his name thereto by like authority.


                                    _________________________________
                                    Notary Public, State of _________

[Notarial Seal]


STATE OF NEW YORK        )
                         )
COUNTY OF ___________    )


On the ___ day of _______, 1998, before me personally came _____________________, to me known, who, being by me duly sworn, did depose and say that he is _________________ of ______________ _______________ one of the
corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and he signed his name thereto by like authority.


                                    ________________________________
                                    Notary Public, State of New York


[Notarial Seal]

                                                                       Exhibit A



                                 FORM OF ROARS


                                   [TO COME]